A&M INVESTMENT ASSOCIATES #8, LLC
            SECURED NON-RECOURSE PROMISSORY NOTE DUE JANUARY 31, 2004


$154,700.00                                                         May 28, 1998
                                                              New York, New York


     A&M INVESTMENT ASSOCIATES #8, LLC ("Payor"), for value received, hereby promises to pay to MADELEINE, LLC., a New York limited liability company ("Payee"), the principal sum of $154,700.00 on January 31, 2004, with periodic interest payments as herein provided and without mandatory interim principal payments.

     Interest on the unpaid principal amount hereof will accrue from the date hereof through maturity, at the rate of eleven percent (11%) per annum; provided that in no event will the amount of interest due under this Note exceed the maximum amount permitted by law. Interest due under this Note shall be computed on the basis of a 360-day year, based on the actual number of days elapsed. Interest due under this Note shall compound annually and shall be due and payable at the principal office of Payee on the last day of each calendar quarter.

     Payor shall have the right at any time or from time to time to prepay any of the principal amount and/or interest due hereunder without penalty or premium.

     This Note is the "Promissory Note" referred to in that certain Term Loan Agreement, dated as of May 28, 1998, between Payor and Payee (the "Term Loan Agreement"). This Note shall be repaid in the manner set forth in Section 2(c) of the Term Loan Agreement.

     This Note is the "Promissory Note" referred to in that certain A&M Stock Pledge and Account Agreement, dated as of the date hereof, between Payor and Payee (the "A&M Stock Pledge and Account Agreement"). This Note is a non-recourse note secured by, and is entitled to the benefit of, the A&M Stock Pledge and Account Agreement, the terms and provisions of which are hereby incorporated herein as if set forth herein in full. This Note shall become immediately due and payable in its entirety, including all accrued interest, upon the occurrence of an Event of Default under the A&M Stock Pledge and Account Agreement, but Payee's sole remedy shall be to sell, mortgage, foreclose upon or otherwise dispose of the Stock pledged to Payee under the A&M Stock Pledge and Account Agreement.

     Payor hereby waives presentment, demand, protest, notice of protest and notice of dishonor.

     To the full extent permitted by law, the obligations of Payor under this Note shall not be subject to any counterclaim, set-off, deduction, diminution, abatement, recoupment, suspension, deferment, reduction or defense (other than the full and strict compliance by Payor with those obligations) based on any claim that Payor may have against Payee or any other person.

     No provision of this Note may be waived, modified or discharged orally, but only by an agreement in writing signed by the party against whom enforcement is sought.

     This Note shall be governed by and construed in accordance with the internal laws of the State of New York without regard to conflict of law principles.

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     IN WITNESS  WHEREOF,  Payor has caused  this Note to be duly  executed  and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

                                               A&M INVESTMENT ASSOCIATES #8, LLC


                                               By:_____________________________
                                                  Name:  Antonio C. Alvarez II
                                                  Title: Co-manager


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